SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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INNSUITES HOSPITALITY TRUST
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2009 Annual Meeting of Shareholders of InnSuites Hospitality Trust will be held in the Kachina Room at the InnSuites Hotels Phoenix Best Western, 1615 E. Northern Avenue, Phoenix, Arizona 85020 (phone: 602-997-6285) on Thursday, July 16, 2009, at 11:00 a.m., local time, for the purpose of considering and acting upon:

1.
The election of the one Trustee named in the proxy statement and recommended by the Board of Directors to hold office until the 2012 Annual Meeting of Shareholders and until his successor shall be elected and qualified (listed as Proposal 1 on the Proxy Card).

2.	The transaction of any other business that properly may come before the meeting and any adjournments thereof.

Shareholders of the Trust of record at the close of business on May 26, 2009 are entitled to vote at the 2009 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Trustees

MARC E. BERG
Secretary

Phoenix, Arizona
May 28, 2009

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on July 16, 2009:

The proxy statement, proxy card and Annual Report on Form 10-K for the year ended January 31, 2009 are available at our internet website at www.innsuitestrust.com.

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InnSuites Hotels Centre
1615 E. Northern Avenue
Suite 102
Phoenix, Arizona  85020

PROXY STATEMENT

Proxy Solicitation

The accompanying proxy is solicited by the Trustees of InnSuites Hospitality Trust for use at the 2009 Annual Meeting of Shareholders to be held on Thursday, July 16, 2009, and any adjournments thereof.  In addition to the solicitation of proxies by mail, our Trustees, officers and regular employees may also solicit the return of proxies by mail, telephone or personal contact, for which they will not receive additional compensation.  We will pay all costs of soliciting proxies.  We will reimburse brokers or other persons holding our Shares of Beneficial Interest (“Shares”) in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of such Shares.

General Information

Shareholders of record at the close of business on May 26, 2009 (the record date) will be entitled to vote at the 2009 Annual Meeting of Shareholders and at any adjournments thereof.  At that date, there were 8,965,954 Shares issued and outstanding.  Each outstanding Share is entitled to one vote on all matters that properly come before the 2009 Annual Meeting.  A majority of the issued and outstanding Shares, or 4,482,978 Shares, must be represented at the 2009 Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the Trustee nominee named herein. The election of the Trustee requires the affirmative vote of a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes, unless a broker’s authority to vote on a particular matter is limited, are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote (assuming a broker has unlimited authority to vote on the matter) has the same effect as a vote against a Trustee, as each abstention or broker non-vote would be one less vote for the Trustee nominee.

This Proxy Statement and the accompanying form of proxy are first being mailed to our shareholders on or about June 5, 2009.  We are also mailing with this Proxy Statement our Annual Report to Shareholders for the fiscal year ended January 31, 2009.

No appraisal rights are available under Ohio law or under our Declaration of Trust to any shareholder who dissents from the Proposal described below.

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised.  Revocation may be accomplished by the execution of a later proxy with regard to the same Shares or by giving notice in writing to our Secretary or in an open meeting.

Electronic Access to Future Proxy Materials

If you are a registered shareholder and would like to reduce the costs incurred by us in mailing proxy materials, you may consent to accessing all future shareholder communications (e.g., proxy materials, annual reports and interim communications) over the Internet instead of receiving copies in the mail. If you choose electronic access to future shareholder communications by checking the appropriate box on your proxy card, we will discontinue mailing future shareholder communications to you, but you will receive a proxy card in the mail with instructions containing the Internet address to access shareholder communications.  If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.  If your Shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

ELECTION OF TRUSTEES
(Proposal 1 on the Proxy Card)

At the Annual Meeting, one Trustee is to be elected to a term of three years expiring at the 2012 Annual Meeting of Shareholders and until his respective successor is duly elected and qualified.  Accordingly, Marc E. Berg will stand for re-election as Trustee to a term expiring at the 2012 Annual Meeting.

Unless a shareholder requests that voting of a proxy be withheld for the nominee for Trustee in accordance with the instructions set forth on the proxy, it presently is intended that Shares represented by proxies solicited hereby will be voted FOR the election of Mr. Berg as Trustee to a term expiring at the 2012 Annual Meeting of Shareholders.  The nominee has consented to being named in this Proxy Statement and to serve if elected.  Should the nominee subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event that the current Trustees do not now expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for a substitute nominee.

Our Board of Trustees currently has five members and is divided into three classes, as follows:

•	one Trustee in the class whose term expires at the 2009 Annual Meeting of Shareholders;

•	two Trustees in the class whose terms expire at the 2010 Annual Meeting of Shareholders; and

•	two Trustees in the class whose terms expire at the 2011 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his successor is duly elected and qualified.  The Board of Trustees has determined that a majority of the Trustees, Messrs. Thoma, Robson and Pelegrin, are “independent” as defined by the NYSE Amex listing standards.  We request that all of our Trustees attend our Annual Meeting of Shareholders.  All incumbent Trustees were present at the 2008 Annual Meeting of Shareholders.

Our Board of Trustees recommends a vote FOR Marc E. Berg as Trustee.

Nominee, Trustees and Executive Officers

The biographies of Mr. Berg, and each of the Trustees whose term in office will continue after the 2009 Annual Meeting of Shareholders, are set forth below.  The information concerning our Trustees and executive officers set forth below is based in part on information received from the respective Trustees and executive officers and in part on our records.  The information below sets forth the name, age, term of office and principal business experience for each Trustee, nominee for Trustee and executive officer of the Trust, as applicable:

Name	Principal Occupations During Past Five Years, Age as of May 26, 2009 and Directorships Held	Trustee Since
Nominee Whose Term Expires in 2012
Marc E. Berg
Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999.  Vice President – Acquisitions of the Trust from December 16, 1998 to February 10, 1999.  Consultant to InnSuites Hotels since 1989.  Self-employed as a Registered Investment Advisor since 1985.  Age:  56.

January 30, 1998

Trustees Whose Terms Expire in 2011
Larry Pelegrin(1)(2)(3)
Retired marketing executive with an extensive background in travel industry automation systems and call center sales.  Director of Sales and Marketing of ARINC, a provider of transportation communications services, from 1994 to 2000.  Previous employment included senior marketing positions with Best Western International and Ramada Inns.  Age:  71.
August 25, 2005

Steven S. Robson(1)(2)(3)	President of Robson Communities, Inc. and Scott Homes, residential real estate developers, since 1979. Age: 53.	June 16, 1998
Trustees Whose Terms Expire in 2010
James F. Wirth
Chairman, President and Chief Executive Officer of the Trust since January 30, 1998.  President and owner (together with his affiliates) of Suite Hotels, LLC, Rare Earth Financial, L.L.C. and affiliated entities, owners and operators of hotels, since 1980.  President of Rare Earth Development Company, a real estate investment company owned by Mr. Wirth and his affiliates, since 1973.  Age:  63.
January 30, 1998
Peter A. Thoma(1)(2)(3)	Owner and operator of A&T Verleih, Hamburg, Germany, a hospitality service and rental company, since 1997. Age: 42.	April 13, 1999
______________________________________________________________________________
[1]  Member of the Audit Committee.
[2]  Member of the Compensation Committee.
[3] Member of the Governance and Nominating Committee.

Other Executive Officers
Anthony B. Waters
Chief Financial Officer of the Trust since February 25, 2000.  Controller of the Trust from June 17, 1999 to February 25, 2000.  Accountant and auditor with Michael Maastricht, CPA from June 16, 1998 to June 15, 1999, performing audits for InnSuites Hotels, Inc.  Self-employed, concentrating in computerized accounting and information systems, from 1990 to June 1998.  Age: 62.

The Trustees held three meetings during fiscal year 2009.  The nominee, Mr. Berg, was a member of the Board of Trustees during fiscal year 2009.

Trustee Nominations and Qualifications

The Governance and Nominating Committee expects to identify nominees to serve as our Trustees primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and our management and shareholders.  Nominees for Trustee are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all of our shareholders, and the needs of the Board of Trustees.  In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria.  The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve.

The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees.  A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee’s business experience and background to Peter Thoma, Chairman of the Governance and Nominating Committee, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona  85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Nominee.”

Shareholder Communications with the Board of Trustees

Shareholders interested in communicating directly with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Communication.”  The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention.  Trustees may at any time review a log of all correspondence received by us that is addressed to members of the Board of Trustees and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

BOARD COMMITTEES

All incumbent Trustees attended at least 75% of the aggregate number of meetings held by the Board of Trustees and the committees on which the Trustee served.  The independent directors meet at least annually in executive session without the presence of non-independent directors and management.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors, including reviewing the scope and results of audit and non-audit services.  The Audit Committee also reviews internal accounting controls and assesses the independence of our auditors.  In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by us regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding accounting or auditing matters.  The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.  The Audit Committee met six times during fiscal year 2009.

All members of the Audit Committee are “independent,” as such term is defined by Securities and Exchange Commission (“SEC”) rules and NYSE Amex listing standards.  The Board of Trustees has determined that Mr. Pelegrin, a member of our Audit Committee, qualifies as a “financial expert” under applicable SEC rules. We have posted our Amended and Restated Audit Committee Charter on our Internet website at www.innsuitestrust.com.

Audit Committee Report

The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements of the Trust for the fiscal year ended January 31, 2009 with the management of the Trust.  In addition, the Audit Committee has discussed with Moss Adams LLP (“Moss Adams”), the independent registered public accounting firm of the Trust, the matters required by Codification of Statements on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has also received and reviewed the written disclosures and the letter from Moss Adams required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence, Rule 3526 “Communication with Audit Committees Concerning Independence,” and has discussed with Moss Adams its independence from the Trust, including the compatibility of non-audit services with Moss Adams’ independence.  The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit and non-audit services.

Based on the foregoing, the Audit Committee recommended that such audited financial statements be included in the Trust’s Annual Report for the fiscal year ended January 31, 2009.  The Trust’s Annual Report on Form 10-K was filed with the SEC on April 30, 2009.

By the Audit Committee of the Board of Trustees:

Larry Pelegrin, Chairman
Steven S. Robson
Peter A. Thoma

Compensation Committee

The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all of our other officers, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering our 1997 Stock Incentive and Option Plan.  A description of the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation is included in this proxy statement under “Compensation of Trustees and Executive Officers – Compensation Discussion and Analysis.”  The Compensation Committee met two times during fiscal year 2009.

All members of the Compensation Committee are “independent,” as such term is defined by SEC rules and NYSE Amex listing standards.  We have posted our Compensation Committee Charter on our Internet website at  www.innsuitestrust.com.

Governance and Nominating Committee

The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending committee members for appointment by the Board of Trustees.  See “Election of Trustees – Trustee Nominations and Qualifications” above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated.  The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by Amex and the SEC.  The Governance and Nominating Committee met two times during fiscal year 2009.

All members of the Governance and Nominating Committee are “independent,” as such term is defined by SEC rules and NYSE Amex listing standards.  We have posted our Governance and Nominating Committee Charter on our Internet website at www.innsuitestrust.com.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion and analysis relates to the compensation paid to our named executive officers listed in the Summary Compensation Table set forth below during fiscal year 2009.

Overview of the Compensation Committee

The Compensation Committee of the Board of Trustees is comprised of three independent Trustees. The Committee sets the principles and strategies that serve to guide the design of the compensation programs for our named executive officers. The Committee annually evaluates the performance of our Chief Executive Officer, our Chief Financial Officer and our Executive Vice President (our “named executive officers”). Taking into consideration the factors set forth below, the Committee then approves their compensation levels, including equity-based and cash bonuses. The Committee does not use an independent compensation consultant to assist it with its responsibilities.  The Committee does consider input from the Chief Executive Officer when determining compensation for the other executive officers.

Compensation Philosophy and Objectives

Under the supervision of the Compensation Committee, we have developed and implemented compensation policies, plans and programs that seek to enhance our ability to recruit and retain qualified management and other personnel.  In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual’s contribution to the Trust.  The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

Our executive compensation program is designed to (i) attract, as needed, executives with the skills necessary for us to achieve our business plan priorities, (ii) reward our executives fairly over time, (iii) retain those executives who continue to perform at or above expected levels of performance, and (iv) align the compensation of our executives with our performance.

Compensation for our named executive officers has two main monetary components, salary and bonus, as well as a benefits component.  Each named executive officer receives a base salary.  In addition, each named executive officer is eligible to receive a bonus.  The bonus can consist of a grant of restricted Shares or cash.  During fiscal year 2008, our named executive officers received cash bonuses.  Our 1997 Stock Incentive and Option Plan (the “Plan”) also permits the granting of stock options. However, beginning in the second quarter of fiscal year 2006, the Compensation Committee decided to utilize other types of awards available under the Plan.  As a result, we accepted the voluntary surrender of all outstanding stock options from our executive officers, Trustees and employees.  The options were surrendered in order to reduce accounting and overall costs and simplify our reporting and compliance obligations to the SEC and NYSE Amex. We made no payments to the holders of the options for their surrender and we have no obligation, explicit or implied, for the surrender of the options, including but not limited to the reissuance of options at some time in the future.  Therefore, none of our named executive officers or Trustees owns any stock options.  In establishing future executive officer compensation packages, the Compensation Committee may utilize other types of awards available under the Plan, and/or adopt additional long-term incentive and/or annual incentive plans to meet the needs of changing employment markets and economic, accounting and tax conditions.

The Plan provides for accelerated benefits to participants in the event of a change in control.  Generally, a change in control will be deemed to have occurred if (i) certain corporate reorganizations take place where the existing shareholders do not retain more than two-thirds of the combined voting power of our outstanding securities, (ii) any person or group becomes the beneficial owner of 15% or more of the combined voting power of our outstanding securities, (iii) there is a change in the majority of our Board of Trustees during any period of two consecutive years, or (iv) we announce that a change in control has occurred or will occur in the future pursuant to a then-existing contract or transaction. We chose these change in control triggers based on an evaluation of market practices at the time we implemented the Plan.  In the event of a change in control, each outstanding restricted Share award becomes fully vested as of the day before the event occurs.

Our compensation program does not rely to any significant extent on broad-based benefits or perquisites.  The benefits offered to our named executive officers are those that are offered to all of our full-time employees. We do not offer our named executive officers any perquisites.

Our management and the Compensation Committee work in a cooperative fashion. Management advises the Compensation Committee on compensation developments, compensation packages and our overall compensation program. The Compensation Committee then reviews, modifies if necessary and approves the compensation packages for our named executive officers.

Elements of Compensation

In setting the compensation for each named executive officer, the Compensation Committee considers (i) the responsibility and authority of each position relative to other positions within the Trust, (ii) the individual performance of each named executive officer, (iii) the experience and skills of the named executive officer, and (iv) the importance of the named executive officer to the Trust.

Base Salary

We pay base salaries to our named executive officers in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the named executive officer’s skills and the demands of his position.  In establishing base salaries for our named executive officers, the Compensation Committee considers our overall performance and the performance of each individual named executive officer, as well as market forces and other general factors believed to be relevant, including time between salary increases, promotion, expansion of responsibilities, advancement potential, and the execution of special or difficult projects. Additionally, the Compensation Committee will take into account the relative salaries of the executive officers and determine what it believes are appropriate compensation level distinctions between and among the executive officers, including between the Chief Executive Officer and the Chief Financial Officer and among the other executive officers. While the Compensation Committee considers our financial performance, there is no specific relationship between achieving or failing to achieve budgeted estimates or our Share or financial performance and the annual salaries determined by the Compensation Committee for any of the executive officers.  No specific weight is attributed to any of the factors considered by the Compensation Committee; the Compensation Committee considers all factors and makes a subjective determination based upon the experience of its members and the recommendations of our management.

Based upon a review of our performance and upon the recommendation of the Compensation Committee, during fiscal year 2009, we paid Mr. Wirth, our Chairman, President and Chief Executive Officer, an annual salary of $153,000.  During fiscal year 2008, Mr. Wirth received a base salary of $147,000, which was less than he was entitled to receive under the terms of his Employment Agreement with us.  Mr. Wirth’s Employment Agreement expired in December 2007.  The Compensation Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth.  The Compensation Committee does consider Mr. Wirth’s substantial Share ownership when setting his base salary.

Mr. Waters’ base salary increased from $147,000 in fiscal year 2008 to $153,000 in fiscal year 2009.  Mr. Berg’s base salary increased from $94,000 in fiscal year 2008 to $98,000 in fiscal year 2009.  For fiscal year 2010, the Compensation Committee decided to freeze base salaries for Mr. Wirth, Mr. Waters and Mr. Berg at fiscal year 2009 levels.  This decision was based on the impact of the current global recession on our business and our industry generally.

Bonuses

Our named executive officers are eligible to receive bonuses in the form of equity compensation under the Plan at the discretion of the Compensation Committee.  The Plan was established to provide an incentive for employees, including our named executive officers, to maximize our long-term performance and align our named executive officers’ interests with those of our shareholders, and permits our Board of Trustees or the Compensation Committee to grant restricted Shares to employees, including our named executive officers, on such terms as our Board of Trustees or the Compensation Committee may determine.  The bonuses are used as a means of additional compensation, rather than a long-term incentive.  For this reason, the vesting periods for these awards are relatively short, usually one year or less.  In fiscal year 2009, we did not grant any bonuses in the form of equity compensation.  This decision was a result of discussions with our named executive officers regarding the sufficiency of each named executive officer’s current Share ownership and the restrictions upon transfer of Shares held by our named executive officers due to their affiliate status.  The Compensation Committee may decide to grant bonuses in the form of equity compensation in future years.

Our named executive officers are eligible to receive cash bonuses under the General Manager Bonus Plan.  As a regional manager of five of our hotels, Mr. Berg also receives a cash bonus equal to 10% of the aggregate cash bonuses received by the general managers of the hotels in his region.  In turn, the general managers receive a bonus based on the achievement of budgeted gross operating profit (total revenues less operating expenses) (“GOP”) at their hotel on a quarterly and annual basis.  A general manager will receive the maximum bonus under the plan upon achieving 104% of budgeted quarterly GOP and 108% of budgeted annual GOP and will not receive any bonus if 96% of budgeted quarterly and annual GOP is not achieved.  Since Mr. Berg’s bonus opportunity is tied to the performance of the general managers of the hotels in his region, his bonus is tied to the achievement of the same performance criteria.  In Mr. Berg’s region, there are five general managers whose aggregate bonus potential is $100,000 annually and $10,000 quarterly.

In fiscal year 2009, each of our named executive officers received an annual cash bonus equal to 10% of the aggregate cash bonuses received by the general managers of all of our hotels, regardless of region.  The general manager aggregate cash bonuses for fiscal year 2009 were:

Period	GM Aggregate Cash Bonus

First Quarter	$ 8,500
Second Quarter	$ 4,000
Third Quarter	$ 1,000
Fourth Quarter	$ 2,000
Year End	$12,000

Accordingly, each of our executive officers received $2,750 for fiscal year 2009.  For Mr. Berg, this bonus was in addition to the cash bonus of $750 that he received as a regional manager.  In addition, Mr. Berg earned a $14,000 bonus for refinancing the Yuma hotel property.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life insurance and a 401(k) plan. We also have a mandatory matching contribution for our 401(k) plan.  We do not have a pension plan.  Our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy statement.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Trustees:

Steven S. Robson, Chairman
Larry Pelegrin
Peter A. Thoma

Fiscal 2009 Trustee Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Larry Pelegrin	$ 0	$ 13,080	$ 13,080
Steven S. Robson	0	13,080	13,080
Peter A. Thoma	0	13,080	13,080

We issued 12,000 restricted Shares to each Trustee, other than Messrs. Wirth and Berg, as compensation for services rendered during fiscal year 2009. The restricted Shares were issued on February 1, 2008, with 10% of the Shares vesting on the date of grant and the remaining 90% of the Shares vesting in 10% increments over the eleven-month period following the date of grant.  We do not pay our Trustees per meeting fees or additional compensation for serving on a committee or as a committee chairperson.

Summary Compensation Table

The table below shows individual compensation information for our named executive officers whose total compensation for the fiscal years ended January 31, 2007 through January 31, 2009 exceeded $100,000:
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)

James F. Wirth, President and Chief	2009	$ 153,000	$ 0	$ 0	$ 2,750	$ 500	$ 156,250
Executive Officer	2008	147,000	0	0	7,150	500	154,650
	2007	141,000	0	5,360	0	500	146,860
Anthony B. Waters,	2009	153,000	0	0	2,750	500	156,250
Chief Financial	2008	147,000	0	0	7,150	500	154,650
Officer	2007	141,000	0	15,544	0	500	157,044
Marc E. Berg,	2009	98,000	14,000	0	3,500	500	116,000
Executive Vice	2008	94,000	15,000	0	10,550	500	120,050
President	2007	90,000	0	5,360	8,814	500	104,674
______________________________
(1)	Matching contributions made under our 401(k) plan to the named executive officers during fiscal years 2009, 2008 and 2007.

During fiscal year 2009 we did not issue any Shares to our named executive officers.  During the second quarter of fiscal year 2006, we accepted the voluntary surrender of all outstanding stock options.  As a result, none of our executive officers owned any stock options at January 31, 2008.

For fiscal year 2008, each of our named executive officers received a cash bonus of $2,750 and Mr. Berg received an additional cash bonus of $750 pursuant to our General Manager Bonus Plan, as more fully described in “Compensation Discussion and Analysis – Elements of Compensation – Bonuses.”  Mr. Berg also received a cash bonus of $14,000 for refinancing the Yuma hotel property, which is reported in the Summary Compensation Table above in the “Bonus” column.

Potential Payments Upon Change in Control

Upon a change in control, our 1997 Stock Incentive and Option Plan provides for the acceleration of vesting of restricted Shares. The change in control triggers are described in “Compensation Discussion and Analysis – Compensation Philosophy and Objectives.”  This plan does not discriminate as to scope or terms in favor of our named executive officers.  All terms are generally applicable to all participants in this plan.  If a change in control had occurred on January 31, 2009, none of our named executive officers would have received any payment upon a change in control because none had any unvested restricted Shares as of that date.

CERTAIN TRANSACTIONS

Related Party Loans and Advances to the Trust

Notes and advances payable to related parties consist of funds provided by Mr. Wirth, certain of his affiliates and other related parties to permit us to repurchase Shares and additional general partnership units in RRF Limited Partnership (the “Partnership”) and to fund working capital and capital improvement needs. The aggregate amounts outstanding to related parties were $0 and approximately $55,000 as of January 31, 2009 and 2008, respectively.

The notes and advances payable to related parties are as follows as of January 31 of the respective years:
	2009	2008
Note payable to The Anderson Charitable Remainder Unitrust, an affiliate of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $1,365 through November 2009.	$—	$28,105

Note payable to Wayne Anderson, son of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $574 through June 2009.	—	9,271

Note payable to Karen Anderson, daughter of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $574 through June 2009.	—	9,268

Note payable to Kathy Anderson, daughter of Mason Anderson, former Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $495 through June 2009.	—	7,989

Totals	$—	$54,633

We paid interest on related party notes to Mr. Wirth and his affiliates in the amounts of $7,475 and $26,730, for the twelve months ended January 31, 2009 and 2008, respectively.  We incurred interest expense on related party notes to Mr. Wirth and his affiliates in the amounts of $7,475 and $20,959 for the twelve months ended January 31, 2009 and 2008, respectively.

Management and Licensing Agreements

Under its management agreements, InnSuites Hotels provides personnel for four hotels owned by affiliates of Mr. Wirth, the expenses of which are reimbursed at cost, and manages the hotels’ daily operations.  During fiscal year 2009, InnSuites Hotels received a management fee of 2.5% of room revenue and an additional monthly accounting fee of $2,000 for these four hotels.  The management and accounting fees for these hotels will remain the same in fiscal year 2010.  These agreements have no expiration date and may be cancelled by either party with 90-days written notice, or 30-days written notice in the event the property changes ownership.

In exchange for use of the “InnSuites” trademark, InnSuites Hotels received 1.25% of room revenue and an additional advertising fee of 1.0% of room revenue for the four hotels owned by affiliates of Mr. Wirth during fiscal years 2009 and 2008.  These agreements have no expiration date and may be cancelled by either party with 12-months written notice, or 90-days written notice in the event the property changes ownership.

Review, Approval or Ratification of Transactions with Related Parties

We have established procedures for reviewing transactions between us and our Trustees and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures help us evaluate whether any related person transaction could impair the independence of a Trustee or presents a conflict of interest on the part of a Trustee or executive officer.  First, the related party transaction is presented to our executive management, including our Chief Financial Officer.  Our Chief Financial Officer will discuss the transaction with our outside counsel or our independent registered public accountants, if appropriate.  Lastly, the members of the Board of Trustees who do not have an interest in the transaction will review the transaction and, if they approve, will pass a resolution authorizing the transaction.

CERTAIN INFORMATION CONCERNING THE TRUST

Ownership of Shares

The following table shows the persons who were known to us to be the beneficial owner of more than 5% of our outstanding Shares as of May 26, 2009, together with the number of Shares owned beneficially by each Trustee, nominee and executive officer, and the Trustees, nominee and executive officers as a group.  Unless otherwise specified, each person has sole voting and investment power of the Shares he beneficially owns.

Five Percent Beneficial Owners and Beneficial Ownership of Trustees, Nominees and Executive Officers
Trustees, Nominees and Executive Officers	Shares Beneficially Owned	Percentage of Outstanding Shares
James F. Wirth (1)	5,573,624	62.2%
Marc E. Berg	60,225	*
Steven S. Robson	248,723	2.8%
Peter A. Thoma	93,900	1.0%
Larry Pelegrin (2)	55,870	*
Anthony B. Waters	23,000	*
Trustees, Nominees and Executive Officers as a group (seven persons)	6,055,342	67.5%
______________________________
(1)
All Shares are owned jointly by Mr. Wirth and his spouse, except for 1,838,476 Shares that are held individually by Mr. Wirth and 1,239,079 Shares that are held individually by Mrs. Wirth. Mr. Wirth has pledged 823,669 of these shares as security.  Mr. Wirth and his spouse also own all 3,407,938 issued and outstanding Class B limited partnership units in the Partnership, the conversion of which is restricted and permitted only at the discretion of our Board of Trustees.  Mr. Wirth’s business address is 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

(2)	Mr. Pelegrin has shared voting power and shared investment power with respect to all of his Shares.

* Less than one percent (1.0%).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Trustees, executive officers and holders of more than 10% of our Shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such forms (and amendments thereto) furnished to us and written representations from certain reporting persons that no additional reports were required, we believe that all our Trustees, executive officers and holders of more than 10% of the Shares complied with all Section 16(a) filing requirements during the fiscal year ended January 31, 2008, except for Messrs. Pelegrin, Robson and Thoma, who each had one late Form 4 filing to report a grant of restricted shares.

Selection of Independent Auditors

Our consolidated financial statements as of and for the fiscal year ended January 31, 2009 were audited by Moss Adams.  The Audit Committee has appointed Moss Adams to serve as our independent registered public accountants for the fiscal year ended January 31, 2010.

Representatives of Moss Adams are expected to be present at the 2009 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees & Services

Audit Fees

The aggregate fees for professional services rendered by Moss Adams for the audit of our annual financial statements for the fiscal years ended January 31, 2009 and January 31, 2008 and review of our interim financial statements included in our quarterly reports on Form 10-Q filed during the fiscal years ended January 31, 2009 and 2008 were $189,117 and $200,015, respectively.

Audit-Related Fees

The aggregate fees for audit-related services rendered by Moss Adams, such as assistance with and review of quarterly press releases containing earnings information, for the fiscal years ended January 31, 2009 and January 31, 2008 were $6,450 and $1,900, respectively.

Tax Fees

The aggregate fees for tax compliance, tax advice and tax planning services rendered by Moss Adams for the fiscal years ended January 31, 2009 and January 31, 2008 were $77,489 and $53,206, respectively.

All Other Fees

The aggregate fees for other services, which consisted of analysis of financial statement and tax implications of an asset sale and sales tax issues in Arizona, during the fiscal years ended January 31, 2009 and January 31, 2008 were $0 and $985, respectively.

Our Audit Committee has considered whether the provision of these services, other than the audit of our annual financial statements and the review of our interim financial statements, is compatible with Moss Adams maintaining its respective independence from us.

The Audit Committee pre-approves all fees for services performed by Moss Adams. Unless a type of service Moss Adams provided received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Since May 6, 2003, the effective date of the SEC’s rules requiring Audit Committee pre-approval of audit and non-audit services performed by our independent auditors, all of the services provided by our independent auditors were approved in accordance with the policies and procedures described above.

OTHER MATTERS

The Trustees know of no matters to be presented for action at the 2009 Annual Meeting other than those described in this Proxy Statement.  Should other matters come before the meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

OTHER INFORMATION

Shareholder Proposals

If a shareholder intends to present a proposal at the 2009 Annual Meeting, it must be received by us for consideration for inclusion in our Proxy Statement and form of proxy relating to that meeting on or before January 28, 2010.  A shareholder who wishes to present a proposal at the 2009 Annual Meeting, but not have that proposal included in our Proxy Statement and form of proxy relating to that meeting, must notify us of the proposal before April 24, 2010.  If notice of the proposal is not received by us by that date, then the proposal will be deemed untimely and we will have the right to exercise discretionary voting authority and vote proxies returned to us with respect to that proposal.

By order of the Board of Trustees

MARC E. BERG
Secretary
May 28, 2009

InnSuites Hospitality Trust

c/o National City Bank
Shareholder Services Operations
Locator 5352
P.O. Box 94509
Cleveland, OH  44101-4509

Proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò

InnSuites Hospitality Trust

THIS PROXY IS SOLICITED ON BEHALF OF THE TRUSTEES

The undersigned hereby appoints MARC E. BERG and ANTHONY B. WATERS as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the Shares of Beneficial Interest of InnSuites Hospitality Trust held of record by the undersigned on May 26, 2009 at the Annual Meeting of Shareholders to be held on July 16, 2009 or at any adjournments thereof.  Please sign and return this proxy whether or not you plan to attend the meeting.  You may nevertheless vote in person if you attend.

Signature

Signature (if held jointly)

Please sign exactly as name appears to the left.  When shares are held in joint name, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full tile as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated: 2009

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

PLEASE SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO YOUR SHARES MAY BE REPRESENTED AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS.

Proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò
INNSUITES HOSPITALITY TRUST	PROXY
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED BELOW.
1. Election of Trustee:
❑ FOR the nominee listed below. ❑	WITHHOLD AUTHORITY to vote for the nominee listed below.
Marc E. Berg

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐           I consent to access future shareholder communications over the Internet as stated in the proxy statement.

(CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)